Exhibit 99.(a)(2)

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A LIMITED PARTNERSHIP TO A

STATUTORY TRUST PURSUANT TO

SECTION 3820 OF THE DELAWARE

STATUTORY TRUST ACT

This Certificate of Conversion to a Delaware statutory trust, dated as of June 25, 2025, is hereby executed and filed by iDirect Private Credit Fund, L.P., a limited partnership organized under the laws of Delaware (the “Company”), to convert the Company to a Delaware statutory trust named iDirect Private Credit Fund (the “Statutory Trust”) pursuant to Section 3820 of the Delaware Statutory Trust Act.

1.            The jurisdiction in which the Company was formed is Delaware.

2.            The jurisdiction of the Company immediately prior to filing this Certificate of Conversion is Delaware.

3.            The date the Company was formed is May 7, 2024.

4.            The name of the Company immediately prior to filing this Certificate of Conversion is iDirect Private Credit Fund, L.P.

5.            The name of the Statutory Trust as set forth in the Certificate of Trust is iDirect Private Credit Fund.

6.            This Certificate of Conversion shall become effective on June 25, 2025 at 12:01 a.m. Eastern Standard Time.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned being duly authorized by the Company has executed this Certificate of Conversion to a Delaware statutory trust as of the 25th day of June, 2025.

IDIRECT PRIVATE CREDIT FUND, L.P.

By: iCapital PE GP, LLC, its general partner

By:	/s/ Michael Stanton
	Name:	Michael Stanton
	Title:	Authorized Signatory

[Signature Page to iDirect Private Credit Fund, L.P. Certificate of Conversion]